Exhibit 99.1

Franklin Bank Expands in East Texas

HOUSTON, Aug. 22 /PRNewswire-FirstCall/ -- Franklin Bank, S.S.B. (Franklin Bank), a subsidiary of Franklin Bank Corp. (Nasdaq: FBTX), announced the signing of a purchase and assumption agreement with Equity Bank for two banking offices located in Mount Vernon and Winnsboro, Texas. In aggregate, the transaction encompasses approximately $40.7 million of community banking deposits and $4.9 million of commercial and consumer loans. This transaction will expand Franklin Bank’s network in East Texas.

Anthony Nocella, Franklin Bank’s Chief Executive Officer, stated, “We are dedicated to serving the community and our customers with personal attention and integrity. We are committed to providing excellent service to our customers through employee involvement in the community and continue our mission to be the premier community bank of Texas. We are creating a commercial banking franchise in our communities that helps our customers succeed.”

Glenn Mealey, Executive Vice President, commented, “What is particularly noteworthy about this transaction is the fact that these bank branches were previously known as Franklin before being acquired by Equity Bank in 2004. It is deja vu for the customers and employees. The ‘Franklin’ name is returning to Mount Vernon and Winnsboro. Customers will see those same smiling faces under the Franklin Bank banner, and be part of this Franklin Bank. Our customers will benefit from our expanded branch locations and additional banking products and services.”

Under the terms of the purchase and assumption agreement, Franklin Bank is paying Equity Bank an 8.5% deposit premium. Franklin Bank expects to complete the transaction, which is subject to regulatory approvals, in the fourth quarter of 2006; therefore, a de minimis effect on earnings is expected for 2006. The transaction will be accretive in 2007.

Corporate Overview

Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $5.1 billion company. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp.’s common stock is currently included within the following indices: Russell 3000, Russell 2000, Russell Microcap, American Community Bankers, S&P SmallCap 600 Index, S&P Composite 1500, S&P 1000, NASDAQ Bank, NASDAQ Composite, NASDAQ NNM Composite, and NASDAQ Global Select Market Composite. In May 2006, Franklin raised additional capital through a preferred stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 35 community banking offices in Texas, 8 regional commercial lending offices, 43 retail mortgage loan production offices, and 2 wholesale mortgage production offices.

Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Contact: Kris Dillon of Franklin Bank Corp., +1-713-339-8999